TRANSFER AGENT AGREEMENT

	This Agreement, made this the 9th day of February, 1996 to be effective as of February 9, 1996, by and between the Holland Series Fund, Inc. (the "Fund"), an open-end investment company duly organized and existing under the laws of the State of Maryland, and Unified Advisers, Inc. (the "Transfer Agent"), which is a duly-registered transfer agent. The Transfer Agent is duly organized and existing under the laws of the State of Indiana.

Article I.

Section 1. The Fund hereby appoints the Transfer Agent as its Transfer, Registrar, Redemption and Dividend Disbursing Agent with respect to each series of the Fund listed on Schedule B to this Agreement, and the Transfer Agent accepts such appointments and agrees to act in such capacities upon the terms set forth in this Agreement.

Section 2. The Transfer Agent agrees to comply with all relevant provisions of the Investment Company Act of 1940 (the "Act"), the Internal Revenue Code, other applicable laws and all applicable rules and regulations thereunder.

Section 3. If the Fund is a series company for purposes of Rule 18f-2 under the Act, the term "Fund" as used in this Agreement and Fee Schedule shall be deemed to refer to each series listed in Schedule B to this Agreement as a separate portfolio unless the context otherwise requires. In performing its functions hereunder, the Transfer Agent shall in all cases comply with the procedures and conditions set forth in the Fund's then current Prospectus and Statement of Additional Information ("SAI"), as prov

  Article II.           ISSUANCE OF SHARES

	Section 1.  The Transfer Agent shall register  shares of the Fund ("Shares")
in accordance with Sections 3 and 4 below and with the Fund's then currently effective Prospectus, SAI and account application upon being furnished with
(i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issuance and (ii) necessary funds for the payment of any original issue tax applicable to such Shares.  If requested, a copy of the opinion of counsel as to the validity of such Shares shall be furnished to the
Transfer Agent upon the Fund's filing of its Rule 24f-2 Notice under the Act with the Securities and Exchange Commission.

    	 The Transfer Agent will maintain mutual fund account records in the usual form in which, among other details, it will note the issuance, transfer and redemption of Shares, whether certificated or not. The Transfer Agent will keep account records, in which it will note the names and registered addresses of shareholders of the Fund ("Shareholders") and the number of full and fractional Shares owned by them.

	Section 2.  In case of any request or demand for the inspection of the share records of the Fund, the Transfer Agent shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection.  However, the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless indemnified against such liability by the Fund.

	Section 3.  For the purposes of this Section, the Fund hereby instructs the
Transfer Agent to consider payments for Shares as available for investment in accordance with the policies and procedures set forth in the Fund's then current
Prospectus and SAI.  Immediately after the time or times and on each day on which the Fund's then current Prospectus or SAI states that its net asset value per share shall be determined, the Transfer Agent shall obtain from the Fund or its designated agent a quotation of the net asset value per share determined as of such time on such day.  The Transfer Agent reserves the right to charge the Fund and the Fund agrees to pay the reasonable costs of making corrections to Shareholder records if it is later determined that the Fund or its agent(s)
supplied an inaccurate net asset value.

     	The Transfer Agent shall, on the same business day on which any order for the purchase of Shares is received and utilizing the net asset value per share next determined after the receipt of such order, determine the amount to be invested and the number of Shares and fractional Shares (rounded to three decimal places) to be purchased. The Transfer Agent shall thereupon as agent for the Shareholders place a purchase order with the Fund for the proper number of Shares and fractional Shares to be purchased an the Fund in writing. The Transfer Agent shall total the amount available for investment in Shares at the net asset value determined by the Fund or its designated agent at each Fund pricing time.

	     The Transfer Agent shall pay over to the Custodian Bank the net asset value of Shares and fractional Shares purchased immediately upon receipt of the consideration therefor.

	     In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent shall give prompt notification to the Fund of the non-payment of said check and take such action as the Fund may authorize.

	      Any profit on the liquidation of unpaid Shares accrues to the Fund.  In the event of a loss upon the liquidation of unpaid shares, other than as a result of an error or mistake of the Transfer Agent, the Transfer Agent will charge the purchaser's account for the amount of such loss.  If the loss can't be recovered from the Shareholder, the Fund will be liable for the loss.  In the event of a loss or gain due to an incorrect adjustment to the Shareholder's account by the Fund's agent(s) (other than the Transfer Agent), the loss or gain will be netted on the books of the Fund and settled monthly.  If the loss is a result of an error or mistake of the Transfer Agent it will be covered by the Transfer Agent.

	Section 4.  The Transfer Agent, in making the calculations provided for in
Section 3, of this Article II shall rely on its record of available investment funds. The proper number of Shares and fractional Shares shall then be issued
daily and credited by the Transfer Agent to the Shareholder accounts.   The
Transfer Agent shall furnish each Shareholder with a confirmation of each
purchase of Fund Shares.    For equity and bond funds, the Transfer Agent shall
mail to each Shareholder a confirmation of each purchase (if provided under the provisions of the Shareholder's account) with copies to interested parties if requested. For money market funds, such confirmations will, among other details, show the prior Share balance, the new Share balance, the dollar value, the Shares for which stock certificates are outstanding (if any), the amount invested and the price paid for the newly-purchased Shares.

     	The Transfer Agent shall send a copy of the Fund's then current Prospectus with the confirmation of the first purchase by any new account opened through an exchange without an application.

      	The Fund agrees to provide the Transfer Agent with an adequate supply of its prospectus, as in effect from time to time, to fulfill its obligations under this Section. Transfer Agent shall not be responsible for any negative circumstances arising from the Fund's and/or its Agent's failure to supply sufficient prospectuses on a timely basis.

	      The Transfer Agent shall provide the Fund with the total number of shares issued by the Fund each day.

Article  III.      REDEMPTIONS

	Section 1.  The Transfer Agent shall process, in accordance with the Fund's
Prospectus, SAI and account application, all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like and advise the Fund, on the same business day that the request for redemption was received, of the total number of Shares and fractional Shares (rounded to three decimal places) to be
redeemed.   The Fund or its designated agent shall then quote the Transfer
Agent the applicable net asset value whereupon the Transfer Agent shall furnish the Fund with an appropriate confirmation of the redemption and process the redemption, at the net asset value per share next computed after receipt of the order for redemption, by filing with the Custodian  Bank an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus or SAI.  The stock registry books recording outstanding Shares and the individual account of the Shareholder shall be properly debited.  If provided for under the provisions of the shareholder's account, the Transfer Agent shall mail to each Shareholder a confirmation of each redemption with a copy to an interested person if requested.  Such confirmation shall among other details show the prior Share balance, the new Share balance and total dollar value thereof, the Shares for which stock certificates are outstanding (if any), the amount redeemed and the price received for the redeemed Shares.

	Section 2. The proceeds of a redemption shall be remitted by the Transfer Agent, in each case by check or other instrument drawn against funds held by the Fund in the Custodian Bank, in accordance with the Fund's then currently effective Prospectus, SAI and account application, including, to the extent consistent therewith, as follows:

	(a) By check drawn to the order of and mailed to the Shareholder at the address of record not later than three business days after the redemption request is received.

	(b) By wire to a previously designated bank or broker upon telephone request, without signature guarantee, if such redemption procedure has been elected by the Shareholder.

	(c) By Automated Clearing House transfers payable to the Shareholder of record and transmitted for deposit to the bank account previously designated in the application form or by written authorization, in the case of an
 expedited   telephone redemption.

	(d) In accordance with the order of the Shareholder in the case of redemptions by draft.

	(e)  To a person other than the Shareholder or to an address other than the
Shareholder's registered address only if instructions are received in writing with signature guaranteed in accordance with the Fund's Prospectus.  Qualified
Plan holders transferring to another Qualified Plan custodian are required to obtain written signature guarantees and are required to obtain  the written acceptance of the new custodian.

	(f) By other procedures commonly followed by mutual funds and mutually agreed upon by the Fund and the Transfer Agent prior to the request(s).

     	If required by the Fund's then current Prospectus or SAI, the request and stock certificates, if any, for Shares being redeemed, must have the owner's signature guaranteed by a domestic commercial bank or trust company, savings and loan association, credit union, or a member firm of a national securities exchange or the National Association of Security Dealers ("NASD"). If Share certificates have not been issued to the redeeming Shareholder, the signature of the Shareholder on the redemption request must be similarly guaranteed. If the Fund authorizes the Transfer Agent by written instructions to waive the signature guarantee in certain instances and if the Transfer Agent has used reasonable efforts to establish the authority of the person receiving the redemption proceeds in accordance with procedures mutually agreed upon between the Fund and the Transfer Agent, the Fund holds the Transfer Agent harmless in the event that an unauthorized person withdraws funds. Whenever a signature guarantee is required hereunder, it will be satisfied by a domestic commercial bank or trust company, savings and loan association, credit union, or a member firm of a national securities exchange or the NASD.

	     For the purposes of redemption of Shares which have been purchased by check within 15 calendar days of a receipt of the redemption request for such shares, the Fund shall provide the Transfer Agent, from time to time, with written instructions concerning the time within which such requests may be honored. The Transfer Agent will rely on the last written instruction received. The Transfer Agent has no responsibility to determine if any investment payment will be reversed for any reason and is not responsible in any way for the failure of any investment to be collected.

	     The authority of the Transfer Agent to perform its responsibilities under
Article III, Sections 1 and 2 shall be suspended upon the Transfer Agent's receipt of notification of the suspension of the determination of the Fund's net asset value.

Article IV.    DIVIDENDS

	Section 1 .   Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, the Fund shall notify the Transfer Agent by written instructions no later than record date of such declaration, the amount payable per share, the sources from which such dividend or distribution is made, and, unless such dividend is a regular daily or monthly dividend payable by a money market or other fund, the record date for
determining the Shareholders entitled to payment.   The Transfer Agent shall
withhold such sums as may be required to be withheld under applicable income tax laws, rules and regulations.

	Section 2 .  Upon the payment date of a dividend or distribution declared by the Fund's Board of Directors, the Fund  or its agent will cause the Custodian
Bank to transfer to the disbursement account maintained by the Custodian Bank in the name of the Fund the total amount of such dividends or distributions payable in cash to those Shareholders electing to receive such dividends or distributions in cash.  On payment date, the Transfer Agent shall prepare a check in the appropriate amount and mail it not later than the second business day after the payment date to such Shareholder at his address of record or to such other address as the Shareholder may have designated.  If provided in the
Prospectus, at the Shareholder's option, payment may be made via Automated
Clearing House transfer to a bank account specified by the Shareholder in writing.

     	With regard to Shareholders not electing to receive such dividends or distributions in cash, the Transfer Agent will automatically reinvest all dividends and other such distributions in additional Shares at the net asset value per Share on payment date. When provided by the provisions of the Shareholder's account, the Transfer Agent will promptly mail to each Shareholder at his address of record or such other address as the Shareholder may have designated a statement showing the number of full and fractional Shares (rounded to three decimal places) currently owned by the Shareholder and the net asset value of the Shares so credited to the Shareholder's account.

	     The Transfer Agent's dividend statement meets the requirements of the Act and Rule 19a-1 thereunder for notification as to the source(s) of dividend payment(s).

Article V.    CERTIFICATES

	Section 1.  The Fund shall furnish to the Transfer Agent a sufficient supply of blank Share certificates and from time to time will renew such supply upon the request of the Transfer Agent.  Such blank Share certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share certificates and, if required, shall bear the Fund's seal or facsimile thereof.  In case any officer of the
Fund who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to the issuance of such Share certificates, the Transfer Agent may issue or register such Share certificates as the Share certificates of the Fund notwithstanding such death, resignation or removal until otherwise directed by the Fund;  and the Fund shall file promptly with the Transfer Agent such approval, adoption or ratification as may be required by law.

	Section  2.  The Transfer Agent shall issue Share certificates for Shares only to the extent provided in the Fund's current Prospectus and SAI and only upon receipt of a written request from a Shareholder or from a dealer.  In all other cases, the Transfer Agent shall dispense with the issuance and counter signature of Share certificates whenever Shares are purchased.  The Transfer Agent shall process purchase and redemption transactions by making appropriate entries in the Fund's account records.  The Transfer Agent may issue new full Share certificates in place of Share certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to the Transfer Agent and the Fund and may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.  Prior to the replacement of a lost or stolen certificate, a surety bond is required and is at the Shareholder's expense.  When mail is used for delivery of Share certificates the Transfer
Agent shall forward Share certificates in "non-negotiable" form by first-class mail, and Share certificates in "negotiable" form by registered mail, return receipt requested.

     	Whenever a Shareholder deposits Shares represented by Share certificates in an account, the Transfer Agent, upon receipt of the Share certificates registered in the name of the Shareholder (or if not so registered, in proper form for transfer), shall cancel such Share certificates and make appropriate entries in its stock transfer records.

     	The Transfer Agent shall retain all canceled certificates for redemption or transfer for a period of time as set by regulations promulgated by the Securities and Exchange Commission ("SEC") during which time it shall be able to produce said certificates upon appropriate notice from the Fund.

Article VI.   GENERAL PROVISIONS

 Section 1. The Transfer Agent will furnish balance services via toll-free telephone, fund account confirmations with each transaction, and account confirmation statements as of December 31 of each year which include a listing of all transactions in the account during the calendar year then ended, plus income tax reporting information. The Transfer Agent may provide to the Shareholders 24-hour account transaction services and agency consolidated statements.

	Section 2.  The Transfer Agent shall report daily the sales and redemptions in each state in a manner suitable for state "blue-sky" reporting by the Fund and will not accept any purchase order in excess of the amount available for sale as provided by the Fund or its agent.  The Transfer Agent has no further responsibility as to controlling sales of Shares of the Fund or maintaining the various registrations required under state "blue sky" laws and regulations. The
Fund or its designated agent is responsible for updating the system and halting
Share sales in all states where the Fund's registration is not effective.
Maintaining current registration information on-line is the responsibility of the Fund, or its designated agent.

	Section 3.  The Transfer Agent shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of
Shares and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares
(rounded to three decimal places) owned by each for which no Share certificates are outstanding.  The Transfer Agent shall create and maintain all necessary records including, but not limited, to records required by Section 31(a) of the
Act and Section 17(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  The Transfer Agent agrees to make available upon request and to preserve for the periods prescribed in
Section 31(a) under the Act and Section 17(A) of the Securities and Exchange Act
of 1934, as amended, and the rules and regulations thereunder, any records relating to services provided under this Agreement or maintained by it on behalf of the Fund.  All such records shall be the property of the Fund.

    	The Transfer Agent shall also maintain the following records for each Shareholder's account: name, address, and tax identification number; number of Shares held and specific form of holding, including numbers and denominations of certificates, if any; historical information regarding the account of each Shareholder, including dividends paid, distributions made and date and price for all transactions in a Shareholder's account; any stop or restraining order placed against a Shareholder's account; any dividend reinvestment order, address change and correspondence relating to the maintenance of a Shareholder's account; all tax and withholding information relating to a Shareholder's account; information with respect to withholding on foreign accounts.

	    The Transfer Agent shall maintain records for all accounts opened by entities assigned an institution number ("i.e. different distributors") so that where required the aggregate average daily value of all of an institution's accounts can be determined and a record of such values maintained, and so that duplicate statements for the accounts can be prepared and sent to each institution. A representative file is available for each institution. It is the responsibility of the Fund to update and maintain information on such file.

	Section 4. The Transfer Agent shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, including but not limited to the opinion included in the Fund's annual or semi-annual reports on Form N-SAR, or of any successor annual report required by the Act or rules thereunder to be filed by the Fund.

	Section 5. In addition to the services as Transfer Agent and as above set forth, the Transfer Agent will perform other services for the Fund as agreed from time to time, including but not limited to, preparation and filing with the Internal Revenue Service and mailing to Shareholders such federal tax information forms as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, mailing periodic reports of the Fund, and mailing initial notices of Shareholders' meetings, proxies, proxy statements, and preparation of proxy voting reports for the Fund.

	    The Transfer Agent agrees to follow-up on missing TINs by sending a letter and Form W-9 to the Shareholder.  If the Transfer Agent does not receive TIN verification within 60 days of the acknowledgment of the missing TINs, back-up withholding will begin.  Upon receipt of a B-Notice from the IRS, the Transfer
Agent will research the accounts and send out additional Form W-9's as necessary.  The Transfer Agent will not be held liable for any penalties associated with B-Notices served where a Shareholder has failed to return a
TIN or signed W-9.  If B-Notices are not promptly delivered to the Transfer
Agent once received by the Fund, the Transfer Agent will not be held liable for any penalties associated with late processing.

	The Transfer Agent will provide the Fund with a list of all accounts subject to back-up withholding annually.

	The Transfer Agent shall answer telephone calls and correspondence from Shareholders relating to their Share accounts during the Transfer Agent's normal business hours. The Transfer Agent shall respond to all telephonic or written inquiries from Shareholders relating to the administration of their accounts within three (3) business days or as soon as reasonably practical thereafter. Copies of all correspondence from Shareholders involving complaints about the management of the Fund, the services provided by or for the Fund, the Transfer Agent or others, or concerning complaints relating to the Fund shall be retained for review by the Fund. Such copies will be sent immediately to the Fund upon the Fund's written request.

	    Telephone calls and correspondence on other matters will be referred to the Fund.

	The Transfer Agent shall keep records of Shareholder substantive telephone calls and correspondence and replies thereto. The Transfer Agent shall make and retain for a reasonable time (not to exceed 3 months) tape recordings of all telephone calls from Shareholders.

	Section 6. Nothing contained in this Agreement is intended to or shall require the Transfer Agent in any capacity hereunder to perform any functions or duties on any day identified in the Prospectus and/or SAI on which the Fund is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the Transfer Agent is open, except when the Transfer Agent is closed to observe a legal emergency when the Fund is open and the Fund has received purchases or redemption requests, such purchases and redemptions shall be priced and executed "as of" such date on the business day next following such day.

	Section 7. The Fund agrees to pay the Transfer Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Transfer Agent. All such payments and reimbursements are to be received no later than ten (10) days following the mailing of the respective notice and shall be charged to and paid by the Fund no later than on a monthly
basis.   It is understood that the Fund may, in the future, undertake to perform certain of the services herein contemplated to be performed by the Transfer
Agent.  To the extent, if any, the Fund undertakes such duties, the Transfer
Agent shall be relieved of such obligation, and the Fund and the Transfer Agent shall mutually agree upon an appropriate reduction, if any, in the fees set forth in Schedule A. The parties mutually agree to not unreasonably withhold permission for amendments or modifications in the Fee Schedule should circumstances arise, outside of the party's or parties' control, which would materially and adversely affect the party should such request for amendment or modification not be agreed to. In addition to any other right or remedy available to Unified for nonpayment of any fee due hereunder this Agreement for the services performed by it, in the event that the Fund and/or its agent shall fail to pay the full fee within forty-five (45) days after date of invoicing, the Fund or its agent shall pay Unified a late charge in a sum equal to the interest rate announced by Chemical Bank (or its successor) as its prime rate at its principal office in New York City, plus two percent per annum of the unpaid balance.

	Section 8.  The Transfer Agent shall not be liable hereunder for: (a) any non-
negligent action taken in good faith and reasonably believed to be within the powers conferred upon it by this Agreement;  (b) any failure to perform its duties hereunder to the extent the Transfer Agent is prevented from so performing by the Fund's negligent actions or the Fund's failure to perform its duties hereunder.

     	Furthermore, the Fund shall indemnify the Transfer Agent and hold it harmless from any and against any and all actions, suits and claims, whether groundless or otherwise, except such as shall result from its own lack of good faith, negligent act or willful misconduct, arising directly or indirectly out of or in connection with its performance under this Agreement from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by the Transfer Agent in connection with any such action, suit, or claim relating to:

	(a) The Transfer Agent's reliance upon the advice furnished to it by the Fund, or for statements made by accountants, brokers and other persons believed by it in good faith to be expert in the matters about which they are consulted and for any actions taken in good faith upon such statements.

	(b) The Transfer Agent's actions reasonably taken in good faith reliance upon any written instructions or certified copy of any resolution of the Board of
Directors of the Fund, provided, however, that upon receipt of a written instruction from the Fund countermanding a prior instruction which has been fully executed by the Transfer Agent, the Transfer Agent shall honor, such later instructions and rely upon the genuineness of any such document or correspondence reasonably believed in good faith to have been validly executed.

	(c) The Transfer Agent's acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the Shareholder, Fund or other proper party or parties.

     	The Transfer Agent shall not be under any obligation to prosecute or to defend any action, suit or claim subject to the forgoing indemnity, which, in the opinion of its counsel, may involve it in expense or liability. At its option and upon request of the Transfer Agent, the Fund may assume the entire defense of any action, suit, or claim subject to the foregoing indemnity. The Transfer Agent shall promptly give the Fund notice, and reasonable opportunity to defend, any such action, suit, or claim, in the name of the Fund or the Transfer Agent or both. In the event the Fund assumes the defense, the Transfer Agent shall not be responsible for its own legal fees and expenses (unless the action, suit or claim results from its own lack of good faith, negligent act or willful misconduct) from the date the Fund so assumes the defense, except for such fees and expenses incurred at the request of the Fund. The Fund and the Transfer Agent shall cooperate fully in the defense of any action, suit or claim.

     	The Transfer Agent at its expense will make corrections and adjustments as may be required, where the Transfer Agent, its officers, agents, employees or delegates are the cause of any error made in rendering the services described in this agreement.

	Section 9.  The Fund shall promptly cause to be turned over to the Transfer
Agent (i) an accurate list of Shareholders of the Fund showing the proper registered address and number of Shares owned and whether such Shares are represented by outstanding Share Certificates or by non-certificated Share accounts, (ii) all records relating to retirement plans, including original applications signed by the planholders and original plan accounts recording payments, contributions, deductions, reinvestments, withdrawals and liquidation's, and (iii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the
Transfer Agent under this Agreement (hereinafter called "Materials").  The Fund agrees to indemnify and hold the Transfer Agent, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand and losses of third parties arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Fund to provide such Materials or to provide any information needed by the Transfer Agent to perform knowledgeably its functions.  The Fund agrees to pay reasonable compensation to the Transfer Agent to cover the
Transfer Agent's expenses in correcting any such error, omission, inaccuracy or other deficiency of the Materials.

	Section 10.  The Transfer Agent  acknowledges and agrees that all books and records maintained for the Fund in any capacity under this Agreement are the property of the Fund and may be inspected by the Fund at any reasonable time.
Such books and records will be shipped immediately to any successor transfer agent at the fund's cost.

	The Transfer Agent agrees to regard and preserve as confidential all records and other information relative to the Fund, and will not without written authority of the Fund disclose to others, during the term of this Agreement or thereafter, any such records or other information.

	Section 11. The following shall be a list of procedures to be taken by the Transfer Agent should mail be returned to the Agent undeliverable:

	1. The mail will be opened and the contents examined. The returned envelope will be stapled to the back of the paperwork.

	2.  Using the name and social security number on the account, a system search will be done to check for any other accounts which may have a "deliverable"
address.  If a different address is found, the account with the bad address will be corrected and the mail will be forwarded to the new address.

	3. If the account search is unsuccessful, after reasonable attempts have been made to locate the shareholder, the account will be coded as lost and the returned mail will be stored.

	4. A listing is available of all accounts coded as lost. The Fund's management can utilize this list if they wish to research these accounts further.

	5. Upon written request from the Fund, the Transfer Agent will provide a listing to Fund management for escheatment purposes, of all accounts that are lost.

	Section 12. In the event any party which is subject to this Agreement is unable to perform its obligations under the terms of this Agreement because of equipment or transmission failure or damage beyond its control, acts of God, or other causes reasonably beyond its control, such party will not be liable to the others for any damages resulting from such failure to perform or otherwise from such causes.

Article VII.     TERMS AND TERMINATION

	Section 1.  This Agreement shall remain effective until terminated by either party.  Either the Fund or the Transfer Agent may give 60 days written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice;  provided, however, the obligations set forth in Sections 8, 10 and 11 of Article VI and Sections 6 and 7 of Article
VII, and, for the fiscal year of the Fund in which termination occurs, Section 4 of Article VI, shall survive such termination, unless satisfied.  Any records remaining at the Transfer Agent which are not required to be maintained, under any laws which affect the Transfer Agent or the Fund, will be destroyed twelve months after the termination of this Agreement.

	Section 2.    Should the Fund exercise its right to terminate this Agreement pursuant to Section 1 of this Article VII, the Fund agrees to pay a termination/
conversion fee, simultaneous with the conversion date, after the termination date after the 60 day notice period, in an amount equal to:  (a) no less than the previous 90 days, preceding the notice date, of the total compensation under this Agreement to compensate the Transfer Agent for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials; and (b) any additional reasonable and necessary out-of-pocket expenditures incurred by the Transfer Agent for conversion/deconversion due to the termination of this Agreement, provided that such expenditures shall be mutually agreed upon by the parties and approved for payment prior to the incurrence of such expenditures (such approval not to be unreasonably withheld).
No such termination/conversion fee shall be due to the Transfer Agent if the
Transfer Agent terminates this Agreement pursuant to the Article VII.

	   Upon the termination of this Agreement for any reason, the Transfer Agent agrees to provide the Fund with complete and accurate records and to assist the Fund in the orderly transfer of accounts and records.  However, the Transfer
Agent shall retain all such records until the Transfer Agent receives payment of all amounts due under this Agreement.  Without limiting the generality of the foregoing, the Transfer Agent agrees upon termination of this Agreement:

	(a) to deliver to the Fund computer tapes containing the Fund's accounts and records  together with such record layouts and additional information as may be necessary to enable the Fund to utilize the information therein;

	(b) to cooperate with the Fund and any successor transfer agent in the interpretation of the Fund's accounts and records;

	(c) to forward all Shareholder calls to the new Transfer Agent upon de-conversion; and

	(d) to act in good faith, to make the conversion as smooth as possible for the Fund.

	Section 3. The Transfer Agent shall maintain a standard stockbroker's blanket bond on all its employees, providing fidelity insurance as required by rules of the NASD. All employees at the time of employment will have fingerprints made and checked by the FBI.

	Section 4.  The practices and procedures of the Transfer Agent and the Fund set forth in the Agreement, or any other terms or conditions of this Agreement, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement.  In special cases the parties hereto may adopt in writing such procedures as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively rely on the determination of the Fund that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Articles of Incorporation,
By-Laws or Prospectus, or any rule, regulation or requirement of any regulatory body.

	Section 5.  This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and the Transfer Agent.

	Section 6.  All legal notices to be made hereunder shall be made by certified mail, returned receipt requested, overnight mail, or any other overnight service evidencing receipt.  Official notice shall be upon receipt of notice and not upon sending:

	If to the Fund:
	Holland Series Fund, Inc.
	Attention:  William Vastardis
	600 Fifth Avenue, 26th Floor
	New York, New York  10020

	If to the Transfer Agent:
	Unified Advisers, Inc.
	Attention:  President
	429 N. Pennsylvania Street
	Indianapolis, Indiana 46204-1897

	Section 7.  The Transfer Agent and the Fund each represent and warrant to the other as to itself that all actions required by their respective Trustees or
Shareholders have been taken to authorize the execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby;  the execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not contravene any provision of their respective charter or by-laws or of any laws, regulations or orders of any government or agency thereof to which it is subject;  do not constitute the violation or breach of any agreement or understanding to which it is a party or by which it is bound;
and upon its execution and delivery, this Agreement shall be binding and enforceable against it in accordance with its terms.

	Section 8.  The Transfer Agent may from time to time, with the written consent of the Fund, delegate some or all of its duties hereunder to others, who shall perform such functions as the agent of the Transfer Agent.  To the extent of such delegation, the term "the Transfer Agent" in this Agreement shall be deemed to refer to both the Transfer Agent and to its designee or to either of them, as the context may indicate.  In each provision of this Agreement fixing or limiting the liabilities or the delegations of the Transfer Agent, or providing for the liability indemnification or protection of the Transfer Agent, the term
"the Transfer Agent" shall include the Transfer Agent's designee.  The Transfer
Agent shall not be relieved of any liabilities or obligation under the Agreement in connection with such delegation of duties, shall be responsible to supervise and assure that any such designee properly performs the duties delegated to it, and shall be responsible for the performance of the designee as though the
Transfer Agent had, itself, performed the duties so delegated.

	Section 9.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument, which is only effective if three signatures are executed.

	Section 10. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns. This Agreement and all rights and duties hereunder shall not be assigned, transferred, mortgaged or otherwise encumbered by either party or by operation of law.

	Section 11. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties. The schedules attached hereto shall be deemed to be part of this Agreement.

	Section 12. Whenever pronouns are used herein, they shall be interpreted in the neuter, masculine, feminine, singular or plural as the context may require.

	Section 13.  Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof;  nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event.

	Section 14.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana, without giving effect to the principles of conflicts of law.

 Article VIII.  DEFAULT

	If either party materially breaches, materially neglects or materially fails, in whole or in part, to perform its duties and/or observe its obligations hereunder (a "Default") and such Default continues unremedied for a period of thirty (30) days following receipt by the defaulting party of written notice of such Default from the non-defaulting party, the non-defaulting party shall have the right to terminate this agreement immediately (notwithstanding the provisions of Article VII hereof), provided, however, that the obligations set forth in Sections 8, 10 and 11 of Article VI and Sections 6 and 7 of Article
VII, and, for the fiscal year of the Fund in which termination occurs, Section 4 of Article VI, shall survive such termination, unless satisfied.  Any records remaining at the Transfer Agent which are not required to be maintained, under any laws which affect the Transfer Agent or the Fund, will be destroyed twelve months after the termination of this Agreement.

	Upon occurrence of a Default, the non-defaulting party shall have the right to recover from the defaulting party:

	(a) Any payments due hereunder; and

	(b) All costs and expenses of collection of any payments due hereunder, including reasonable attorneys' fees; and

	(c) Any and all damages available under law.

	Notwithstanding the foregoing, any outstanding amounts due and payable hereunder which existed on or prior to Default shall be paid.

Article  IX.  ARBITRATION

	Section 1.  In the event of a dispute between the parties under this Agreement, the parties shall first seek to resolve such dispute through good-faith, face-
to-face negotiations between the respective principals.  If negotiations are not successful, then the dispute shall be referred to arbitration and such arbitration shall be conducted in accordance with the rules of the American
Arbitration Association.

	Section 2. The decision rendered through arbitration shall be final and binding upon the parties hereto, and judgment shall be entered in accordance with applicable law in any court having jurisdiction thereof. In rendering a decision, the arbitrators shall be governed by the terms of this Agreement.

Article  X.  MISCELLANEOUS

	Section 1.  The Transfer Agent agrees to promptly notify the Fund if for any reason the Transfer Agent is unable to perform fully and promptly any of its obligations under this Agreement.

	Section 2. The Transfer Agent hereby represents that it does own or hold with power to vote certain shares of the Fund which are registered in the name of, the Transfer Agent or its affiliate Unified Management Corporation or the name of their respective nominee.

	Section 3.  The provisions of the Agreement shall in no way limit the authority of the Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.

	Section 4. The Transfer Agent shall indemnify and hold harmless the Fund from and against any and all losses or liabilities, costs, charges, counsel fees, payments, expenses and damages that the Fund may incur, arising out of or related to the performance or non-performance of the Transfer Agent of its responsibilities under this Agreement.

	Section 5. The Transfer Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon the shareholders of the Fund personally, but bind the Fund and the Fund's property; the Transfer Agent represents that it has notice of the provisions of the Articles of Incorporation for the Fund disclaiming shareholder liability for acts or obligations of the Fund.

	Section 6. It is understood and agreed that in performing the services under this Agreement, neither the Transfer Agent or Unified Management Corporation shall be acting as an agent for the Fund.


	IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agent Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

			HOLLAND SERIES FUND, INC.


			By/s/William E. Vastardis
		Date February 9, 1996


			Title Treasurer



			Attest_______________________________




			UNIFIED ADVISERS, INC.


			By_____________________________
	Date_________________________


			Title_____________________________



			By______________________________
	Date__________________________



			Title_________________________________



			Attest________________________________